                                                                   EXHIBIT 2.1

                       AGREEMENT AND PLAN OF REORGANIZATION

     This Agreement made as of the 27th day of February, 1998, between U.S. MEDICAL SYSTEMS, INC., a Delaware corporation with its principal office at 7600 Burnet Road, Suite 350, Austin, Texas 78757 ("Medical"), SHARPS COMPLIANCE, INC., a Texas corporation with its principal office at 8928 Kirby, Houston, Texas 77054, and DR. BURT KUNIK, JOHN W. DALTON and PARRIS H. HOLMES, JR. (collectively, the "Founding Stockholders"), DAVID CARL ANGEL, DR. JERRY A. ARGOVITZ, ALLEN J. BECKER, GARY and SUSAN BECKER, WILLIAM D. BLAKE, MICHAEL R. BOILINI, SHELTON W. BOYCE III, C.A. CENTURY LTD. PARTNERSHIP, SUZANNE C. CADE, WILLIAM S. CANNON, CARLTON L. COOKE, JR., WILLIAM L. CROTHERS, JR., GEORGE W. DORRANCE, JR., SEAN ELLIOTT, ROBERT WICKLIFFE FENET, W. STANLEY FOSTER, BRUCE FURR, RAMSAY H. GILLMAN, CLARK A. GUNDERSON, M.D., MICHAEL A. HARRELSON, W. JAMES HARRISON, PARRIS H. HOLMES, JR., TOMMY E. INGRAM, INTERNATIONAL EUROPEAN REALTY LIMITED, LARRY M. JAMES, CYNTHIA A. JERGINS, ROBERT G. JONES, RICHARD HENRY LEE, BARRY M. LEWIS, THOMAS G. and NANCY B. LOEFFLER, W. AUDIE LONG, RONALD H. MCMILLAN, DAVID M. MITCHELL, B. JACK POGUE, A. MACK POGUE, ALAN W. SALTZMAN, RICHARD R. AND ROSE M. SCOTT, GEORGE M. SHANKS, JR., SILVERBOND INVESTMENTS LIMITED, PETER S. WARDENBURG, JARRELL H. WILKE and, BRUCE WILLIS (collectively, with the Founding Stockholders, the "Stockholders").

                             W I T N E S S E T H:

     WHEREAS, Sharps Compliance, Inc. is a Texas corporation ("Sharps") with authorized capital of Ten Million (10,000,000) shares of $.01 par value common stock, of which Seven Million (7,000,000) shares are outstanding and owned by the Stockholders ("Sharps Stock");

     WHEREAS, Medical desires to acquire from the Stockholders and the Stockholders desire to convey to Medical all of the Sharps Stock in exchange solely for the Medical Stock (as defined in Section 1.02 below); and

     WHEREAS, it is the intent of the Stockholders and Medical for the exchange of stock contemplated by this Agreement to qualify as a tax-free exchange under Section 368 of the Internal Revenue Code of 1986, as amended;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

                                  ARTICLE I

                            PLAN OF REORGANIZATION

     1.01 ACQUISITION OF SHARPS STOCK. In reliance upon the representations and warranties herein and subject to the terms and conditions hereof, on the Closing Date (as defined in Section 1.03(a) below), Medical shall acquire from the Stockholders and the Stockholders shall convey to Medical all of the Sharps Stock.

     1.02 EXCHANGE OF SHARES. Medical and the Stockholders agree that the Sharps Stock shall be exchanged with Medical for an aggregate of One Million (1,000,000) shares of Series A 10% Voting Convertible Preferred Stock, $.01 par value, of Medical ("Medical Stock") such that each share of Sharps Stock outstanding on the Closing Date, not to exceed 7,000,000 shares of Sharps Stock in the aggregate, is exchanged for .142858 shares of Medical Stock (the "Exchange Ratio"), with any excess shares of Sharps Stock resulting in a reduction in the per-share Exchange Ratio. In the event that Sharps has fewer than 7,000,000 shares of Sharps Stock outstanding on the Closing Date, the Exchange Ratio shall be proportionately increased. On the Closing Date, the following numbers of shares of Medical Stock, totaling 1,000,000 shares, will be delivered to the individual Stockholders in exchange for their Sharps
Stock:

                                      Number of             Number of
                                      Shares of             Shares of
Stockholder                           Sharps Stock          Medical Stock
-----------                           ------------          -------------
Dr. Burt Kunik                          3,000,000              428,571.43
John W. Dalton                          1,250,000              178,571.43
Parris H. Holmes, Jr.                     750,000              107,142.86
David Carl Angel                          100,000              14,285.714
Dr. Jerry A. Argovitz                      25,000              3,571.4285
Allen J. Becker                            75,000             10,714.2855
Gary and Susan Becker                      25,000              3,571.4285
William D. Blake                           50,000               7,142.857
Michael R. Boilini                         50,000               7,142.857
Shelton W. Boyce III                       25,000              3,571.4285
C.A. Century Ltd. Partnership              25,000              3,571.4285
Suzanne C. Cade                            25,000              3,571.4285
William S. Cannon                          25,000              3,571.4285
Carlton L. Cooke, Jr.                      50,000               7,142.857
William L. Crothers, Jr.                   25,000              3,571.4285
George W. Dorrance, Jr.                    40,000              5,714.2856
Sean Elliott                               75,000             10,714.2855
Robert Wickliffe Fenet                     25,000              3,571.4285
W. Stanley Foster                          25,000              3,571.4285
Bruce Furr                                 25,000              3,571.4285
Ramsay H. Gillman                          50,000               7,142.857
Clark A. Gunderson, M.D.                  200,000              28,571.428
Michael A. Harrelson                      100,000              14,285.714
W. James Harrison                          50,000               7,142.857
Parris H. Holmes, Jr.                      85,000             12,142.8569
Tommy E. Ingram                            25,000              3,571.4285
International European Realty Limited      50,000               7,142.857
Larry M. James                            100,000              14,285.714
Cynthia A. Jergins                         25,000              3,571.4285
Robert G. Jones                            50,000               7,142.857
Richard Henry Lee                          25,000              3,571.4285
Barry M. Lewis                             25,000              3,571.4285
Thomas G. and Nancy B. Loeffler            50,000               7,142.857
W. Audie Long                              25,000              3,571.4285
Ronald H. McMillan                         50,000               7,142.857
David M. Mitchell                          25,000              3,571.4285
B. Jack Pogue                              75,000             10,714.2855
A. Mack Pogue                              50,000               7,142.857
Alan W. Saltzman                           25,000              3,571.4285
Richard R. and Rose M. Scott               25,000              3,571.4285
George M. Shanks, Jr.                      50,000               7,142.857

                                      Number of             Number of
                                      Shares of             Shares of
Stockholder                           Sharps Stock          Medical Stock
-----------                           ------------          -------------
Silverbond Investments Limited             75,000             10,714.2855
Peter S. Wardenburg                        25,000              3,571.4285
Jarrell H. Wilke                           25,000              3,571.4285
Bruce Willis                               25,000              3,571.4285

     1.03 THE CLOSING, ETC. (a) THE CLOSING. Consummation of the acquisition and conveyance and exchange of the Sharps and Medical Stock shall constitute the Closing, and the date and time upon which the Closing shall take place shall constitute the Closing Date. The Closing shall take place at 7411 John Smith Drive, Suite 1500, San Antonio, Texas 78229, at 10:00 a.m. on February 25, 1998, or at such other place and time as may be mutually agreeable to the parties hereto.

     (b) DELIVERY OF SHARPS STOCK AND INSTRUMENTS. On the Closing Date, the Stockholders shall deliver to Medical the following and shall take any and all further action necessary to effectively vest in Medical title to the Sharps Stock as contemplated by this Agreement:

           (i) Stock certificates representing an aggregate of Seven Million (7,000,000) shares of Sharps Stock, with duly executed separate stock powers attached;

           (ii) Certificate of Officers of Sharps and of the Stockholders, dated the Closing Date, as described in Article VI hereof;

           (iii) Certificate of Good Standing of Sharps in Texas, dated the Closing Date;

           (iv)  Consents, if any, as defined in Article VI hereof; and

           (v) Such other appropriate documents and instruments of transfer, certificates and other supporting papers as may reasonably be required by counsel for Medical.

     (c) DELIVERY OF MEDICAL STOCK AND INSTRUMENTS. On the Closing Date, Medical shall deliver to the Stockholders the following and shall take any and all further action to effectively vest in the Stockholders title to the Medical
Stock:

           (i) Stock certificates representing an aggregate of One Million (1,000,000) shares of Medical Stock, in such denominations, amounts and names as may be requested in writing by the respective Stockholders;

           (ii)  Certificate of Medical, dated the Closing Date, as described in
     Article VII hereof;

           (iii) Certificates of Good Standing of Medical in the States of Delaware and Texas, as of the Closing Date;

           (iv) Certificate of the Secretary of Medical containing the resolution adopted by the Board of Directors of Medical authorizing execution of this Agreement; and

           (v) Such other appropriate documents and instruments of transfer, certificates and other supporting papers as may reasonably be required by counsel for the Stockholders.

     1.04 APPOINTMENT OF REPRESENTATIVE OF THE STOCKHOLDERS. The Stockholders hereby constitute and appoint Dr. Burt Kunik (the "Stockholders' Representative") as their sole and exclusive representative and attorney-in-fact to tender the Sharps Stock to Medical, to accept delivery of the certificates of Medical Stock to be issued in their respective names and to give a good and sufficient receipt and acquittance therefor, to accept delivery of all other closing documents to be delivered by Medical, to deliver the certificates for the Sharps Stock to Medical, to deliver all necessary closing documents to Medical and to execute and deliver all further documents and certificates and to do and perform such further acts and deeds as may be necessary, in his sole discretion, to carry the intent and meaning of this Agreement into effect, and to accept notices to the Stockholders hereunder. Such appointment of Dr. Kunik as attorney-in-fact and all authority conferred hereby shall be deemed coupled with an interest and be irrevocable and shall not be terminated or revoked by any of the Stockholders or by operation of law, whether by the death, incapacity or dissolution of any Stockholder.

                                  ARTICLE II

                  REPRESENTATIONS, WARRANTIES AND AGREEMENTS
                   OF SHARPS AND THE FOUNDING STOCKHOLDERS

     Sharps and the Founding Stockholders represent, warrant to and agree with Medical that:

     2.01 CAPITALIZATION. The authorized capital stock of Sharps is Ten Million (10,000,000) duly authorized shares of common stock, $.01 par value, of which Seven Million (7,000,000) shares are validly issued, outstanding, fully paid and nonassessable.

     2.02 ABSENCE OF RIGHT TO PURCHASE. No person, firm or corporation has any subscription, warrant, agreement, option or right capable of becoming an agreement for the purchase of any of the Sharps Stock or of any authorized but unissued shares of the capital stock of Sharps, other than herein granted to Medical.

     2.03 FINANCIAL STATEMENTS. The audited financial statements for the interim nine-month period ended September 30, 1997 of Sharps, contained in EXHIBIT "A" attached hereto (the "Sharps Financial Statements"), present fairly the financial position of Sharps at said date and the results of operations of Sharps for the fiscal period then ended and the interim periods covered thereby and were prepared in conformity with generally accepted accounting principles. Sharps at present has no liability, absolute or contingent, of the type required to be reflected on a balance sheet or notes thereto prepared in accordance with generally accepted accounting principles which is not shown on the Sharps Financial Statements, other than current liabilities incurred in the ordinary course of business since September 30, 1997.

     2.04 ABSENCE OF CERTAIN CHANGES. Since September 30, 1997, there has not been, and the Founding Stockholders and Sharps warrant that pending the Closing there will not be:

     (a) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the property or business of Sharps; or

     (b) Any change in the financial condition of Sharps, whether in assets or liabilities, other than transactions incurred in the ordinary course of business which on the whole shall not have been materially adverse.

     2.05 INCORPORATION AND STATUS. Sharps is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Sharps has corporate power to own its properties and carry on its business in the manner in which such business is now being conducted. Sharps is duly qualified as a foreign corporation and is in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary.

     2.06 ABSENCE OF EMPLOYMENT CONTRACTS. There are no contracts of employment, contracts for managerial services, labor contracts or collective bargaining agreements presently in existence between Sharps and any of its employees or any union, other than the usual and customary parol employment agreements having a term equivalent to the payroll period, except as set forth in EXHIBIT "B" attached hereto.

     2.7 ABSENCE OF PENSION AND PROFIT SHARING PLANS. Sharps has no pension plan, retirement plan, profit sharing plan or stock option plan, group insurance, welfare or similar plan other than provisions for vacations, group life, group hospitalization policies and sick leave, substantially the same as those which were in effect during the period covered by the Sharps Financial Statements.

     2.8 ABSENCE OF LITIGATION. Sharps is not involved in any litigation which would materially and adversely affect its financial condition, properties, business operations or prospects, nor, to the knowledge of its officers or of the Stockholders, is any such litigation pending or threatened. Sharps has not been, nor is it now, under investigation with respect to any charge concerning any material violation of any provision of federal, state, local or administrative regulation with respect to its business.

     2.9 RIGHTS USED IN CONDUCT OF BUSINESS. Sharps is the unqualified owner of all trademarks, trade names or other marks which it uses in its business and owns or possesses adequate rights (including rights under licenses) to use all patents, inventions and copyrights now used in the conduct of its business, and has not received any notice of conflict with the asserted rights of others. Sharps is not a party to any agreement under which it is obligated to pay royalties or license fees to others in connection with intellectual property rights.

     2.10 PERFORMANCE OF CONTRACT OBLIGATIONS. To the best knowledge and belief of the officers of Sharps and the Founding Stockholders, Sharps has in all material respects performed all obligations required to be performed by it under all material agreements, leases or other documents to which Sharps is a party, and neither the officers of Sharps nor the Founding Stockholders know of any default in any material respect under any such agreements, leases or other documents to which Sharps is a party.

     2.11 CONTRACTS. True and correct copies of all such contracts, agreements, leases, licenses, franchises, applications and other instruments to which Sharps is a party have been made available to Medical by Sharps. Sharps has not violated and is not now in default as to any such agreements in any material respect.

     2.12 ABSENCE OF DECREES, ETC. Sharps is not in default with respect to any judgment, order, writ or injunction, decree, rule or regulation of any court or administrative agency, nor is it subject to any agreement, judgment, decree or order which materially adversely affects its business or profits or its condition, financial or otherwise, or any of its assets or property.

     2.13 ABSENCE OF CONFLICTING AGREEMENTS. Sharps is not a party to any agreement, contract, note or other document requiring the observance by Sharps of any restrictions or performance of any covenant which will be violated by this Agreement and the transactions contemplated herein.

     2.14 CHARTER OR OTHER RESTRICTIONS. Sharps is not subject to any charter or other restriction which is being violated by it in the conduct of its business.

     2.15 INSURANCE. Sharps has in full force and effect policies of insurance with reputable insurers, adequately protecting it against damage to or loss of property and against tort liabilities.

     2.16 INDEMNIFICATION BY THE FOUNDING STOCKHOLDERS. From and after consummation of the transactions contemplated by this Agreement, the Founding Stockholders will, at any time and from time to time upon the written request of Medical, indemnify and hold harmless Medical against and from all loss, cost, damage, liability and expense incurred or claimed in respect of:

     (a) LIABILITIES. Any liability of Sharps of any nature, whether accrued, absolute, contingent or otherwise, existing as of the date of the balance sheets contained in the Sharps Financial Statements and which creates or has created a material liability against Sharps prior to the Closing Date, regardless of whether:

           (i) Such mutual liability is of a type required to be reflected on a balance sheet or in notes appended thereto, in accordance with generally accepted accounting principles, and which is not so reflected or reserved against in Sharps's balance sheet or notes appended thereto (including, but without limitation, any tax liability, whether accrued in respect of or measured by the income of Sharps for any period ending on or prior to the Closing Date) or otherwise existing, to the extent not so reflected or reserved against; or

           (ii) Such liability is of a type which arises or has arisen under such circumstances that Sharps could not be deemed to have been aware thereof, whether as to accrual of such liability or liquidation of the amount thereof;

     (b) BREACH OF WARRANTY. Any damage or deficiency resulting from any misrepresentation, breach of warranty or nonfulfillment of any agreement on the part of the Founding Stockholders under this Agreement, or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to Medical hereunder; and

     (c) LITIGATION. All actions, suits, proceedings, demands, assessments, judgments, costs and expenses incident to any of the foregoing. Medical agrees that it will not settle or permit the settlement of any matter as to which it or Sharps is entitled to be indemnified and held harmless hereunder without the prior written consent of the Founding Stockholders, and that Medical or Sharps will give prompt written notice to the Founding Stockholders of any claim or action as to which Medical or Sharps is entitled to be indemnified and held harmless hereunder, will permit the Founding Stockholders to conduct at their expense the defense against any such claim or action and will cooperate with the Founding Stockholders in such defense in such manner as the Founding Stockholders may reasonably request.

     (d) LIMITATION OF LIABILITY. Notwithstanding anything set forth in this Section 2.16, Medical and/or Sharps will not be eligible to obtain any indemnification of the Founding Stockholders under this Agreement unless and until the aggregate amount of all losses, expenses, damages, deficiencies, liabilities and other obligations arising hereunder exceeds $50,000 in the aggregate, and then only for the amount of such excess.

     2.17 TAX LIABILITY. (a) Sharps has duly filed all federal, state and other tax returns which are required to be filed by it and has paid or made provision for the payment of all taxes which have or may become due pursuant to said returns or pursuant to any assessment received by Sharps.

     (b) The Internal Revenue Service has not examined any federal income tax returns of Sharps filed by it through the taxable year ended December 31, 1996. No waiver of statutes of limitations relating to taxes has been executed or given by Sharps, or if so, none of them are presently in force.

     (c)   The representations, warranties and agreements contained in this
Section 2.17 and in any certificate or other instrument in writing delivered pursuant to this Agreement which relates to this Section 2.17 shall be considered material and to have been relied upon by Medical in performing its obligations hereunder, irrespective of any investigation heretofore or hereafter made, and shall survive until the statute of limitations (including any extension thereof) for assessing any tax, interest or penalty which may be the subject of such representations, warranties and agreements has expired.

     2.18 ENVIRONMENTAL MATTERS. Sharps has duly complied with, and its business operations, assets, equipment leaseholds and other facilities are in compliance with, the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder, governing (a) air emissions; (b) discharges to surface water or ground water; (c) solid or liquid waste disposal; (d) the use, storage, generation, handling, transport, discharge, release or disposal of toxic or hazardous substances or wastes; or (e) other environmental, health or safety matters. There is no proceeding pending or threatened against Sharps relating to the environment, nor is there a basis for the assertion against Sharps of any proceeding. Sharps has not received notice of, and does not know of, any past, present or future events, conditions, facts, circumstances, activities, practices, incidents, actions or plans that may interfere with or prevent compliance or continued compliance or that might constitute a violation of any federal, state or local environmental, health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder, which relate to the use, ownership or occupancy of the property or the operation of the business of Sharps.

     2.19 SURVIVAL OF REPRESENTATIONS, ETC. The representations, warranties and agreements contained in this Article II (except as to Section 2.17) or in any certificate or other instrument in writing delivered pursuant to this Agreement or in connection herewith, shall be considered material and to have been relied upon by Medical in performing its obligations hereunder, irrespective of any investigation heretofore or hereafter made, and shall survive the Closing Date in any case until the first anniversary of the Closing Date and shall survive thereafter in cases of fraud, but with respect to Section 2.17 shall survive as therein stated. No examination or investigation by or on behalf of Medical shall have the effect of estopping Medical from asserting breach or failure of any such representation or warranty while the same survives, or constitute or operate as a waiver by Medical of any such representation or warranty, in whole or in part. The Founding Stockholders agree to indemnify Medical and will hold Medical harmless from and against all damages, losses and out-of-pocket expenses arising out of any such breach or failure.

                                 ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

     3.01 RIGHT TO CONVEY. The Stockholders are the absolute owners, both record and beneficial, of all of the Sharps Stock and have the unrestricted right to convey, assign, transfer and deliver the Sharps Stock to Medical, vesting in Medical complete and unlimited title to and ownership of the Sharps Stock.

     3.02 ABSENCE OF LIENS. At the time of transfer thereof to Medical, all of the Sharps Stock will be free of all liens, pledges, charges, encumbrances and third-party interests whatsoever.

     3.03 NO BROKERS. No broker, agent or finder has been employed, and no liability for any brokerage fees, commissions or finders' fees has been incurred, in connection with the transactions contemplated hereby.

                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF MEDICAL

     Medical represents and warrants to the Stockholders and Sharps that:

     4.01 CAPITALIZATION. The authorized capital stock of Medical consists of Twenty Million (20,000,000) shares of common stock, par value $0.01 per share ("Medical Common Stock"), and One Million (1,000,000) shares of Medical Stock. As of the date hereof, 2,938,823 shares of Medical Common Stock and no shares of Medical Stock are issued and outstanding. All outstanding shares of Medical Common Stock are validly issued and outstanding, fully paid and nonassessable. In addition, Medical has outstanding options and warrants exercisable for the purchase of 378,180 and 205,900 shares of Medical Common Stock, respectively.

     4.02 INCORPORATION AND STATUS. Medical is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Medical has corporate power to own its properties and carry on its business in the manner in which such business is now being conducted. Medical is duly qualified as a foreign corporation and is in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary.

     4.03 AUTHORITY. The execution and delivery of this Agreement by Medical and the delivery of the Medical Stock provided for herein by Medical in accordance with the terms and conditions of this Agreement:

     (a)   Have been duly authorized by the Board of Directors of Medical;

     (b)   Need not be authorized by the stockholders of Medical; and

     (c) Will not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, the Certificate of Incorporation or Bylaws of Medical, and as of the Closing Date will not constitute a default under any loan agreement, note, deed of trust or other agreement or instrument to which Medical is a party.

     4.04 DESIGNATION OF MEDICAL STOCK. The Certificate of Designation, Powers, Preferences and Rights of the Series A 10% Voting Convertible Preferred Stock of Medical, a copy of which is attached hereto as EXHIBIT "C," has been filed, or will be filed prior to the Closing Date, with the Office of the Secretary of State of the State of Delaware.

     4.05 ABSENCE OF LITIGATION. Medical is not involved in any litigation which would materially and adversely affect its financial condition, properties, business operations or prospects, nor, to the knowledge of its officers, is any such litigation pending or threatened. Medical has not been, nor is it now, under investigation with respect to any charge concerning any material violation of any provision of federal, state, local or administrative regulation with respect to its business.

     4.06 ABSENCE OF GOVERNMENTAL ACTION. Medical is not subject to any currently existing action, order, claim, suit, proceeding, investigation, inquiry, review or notice by any governmental body, and there is no action, order, claim, suit, proceeding, investigation, inquiry, review or notice pending or threatened against, relating to or affecting Medical, or any of its properties or assets, at law or in equity, before any governmental body, nor to the best knowledge of Medical is there any basis for asserting the foregoing. Neither Medical nor any of its properties or assets is specifically by name subject to any currently existing order, judgment, writ, decree or injunction.

     4.07 FINANCIAL STATEMENTS. The audited financial statements for the fiscal year ended June 30, 1997 and for the interim three-month period ended September 30, 1997 of Medical, contained in EXHIBIT "D" attached hereto (the "Medical Financial Statements"), present fairly the financial position of Medical at said date and the results of operations of Medical for the fiscal period then ended and the interim period covered thereby and were prepared in conformity with generally accepted accounting principles. Medical at present has no liability, absolute or contingent, of the type required to be reflected on a balance sheet or notes thereto prepared in accordance with generally accepted accounting principles which is not shown on the Medical Financial Statements, other than current liabilities incurred in the ordinary course of business since September 30, 1997.

     4.08 TAX LIABILITY. (a) Medical has duly filed all federal, state and other tax returns which are required to be filed by it and has paid or made provision for the payment of all taxes which have or may become due pursuant to said returns or pursuant to any assessment received by Medical.

     (b) The Internal Revenue Service has not examined any federal income tax returns of Medical filed by it through the taxable year ended December 31, 1996. No waiver of statutes of limitations relating to taxes has been executed or given by Medical, or if so, none of them are presently in force.

     (c)   The representations, warranties and agreements contained in this
Section 4.08 and in any certificate or other instrument in writing delivered pursuant to this Agreement which relates to this Section 4.08 shall be considered material and to have been relied upon by Sharps in performing its obligations hereunder, irrespective of any investigation heretofore or hereafter made, and shall survive until the statute of limitations (including any extension thereof) for assessing any tax, interest or penalty which may be the subject of such representations, warranties and agreements has expired.

     4.09 INDEMNIFICATION BY MEDICAL. From and after consummation of the transactions contemplated by this Agreement, Medical will, at any time and from time to time upon the written request of the Stockholders, indemnify and hold harmless the Stockholders against and from all loss, cost, damage, liability and expense incurred or claimed in respect of:

     (a) LIABILITIES. Any liability of Medical of any nature, whether accrued, absolute, contingent or otherwise, existing as of the date of the balance sheets contained in the Medical Financial Statements and which creates or has created a material liability against the Stockholders prior to the Closing Date, regardless of whether:

           (i) Such material liability is of a type required to be reflected on a balance sheet or in notes appended thereto, in accordance with generally accepted accounting principles, and which is not so reflected or reserved against in Medical's balance sheet or notes appended thereto (including, but without limitation, any tax liability, whether accrued in respect of or measured by the income of Medical for any period ending on or prior to the Closing Date) or otherwise existing, to the extent not so reflected or reserved against; or

           (ii) Such liability is of a type which arises or has arisen under such circumstances that Medical could not be deemed to have been aware thereof, whether as to accrual of such liability or liquidation of the amount thereof;

     (b) BREACH OF WARRANTY. Any damage or deficiency resulting from any misrepresentation, breach of warranty or nonfulfillment of any agreement on the part of Medical under this Agreement, or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to the Stockholders or Sharps hereunder; and

     (c) LITIGATION. All actions, suits, proceedings, demands, assessments, judgments, costs and expenses incident to any of the foregoing. The Stockholders agree that they will not settle or permit the settlement of any matter as to which any of them or Medical is entitled to be indemnified and held harmless hereunder without the prior written consent of Medical, and that the Stockholders will give prompt written notice to Medical of any claim or action as to which the Stockholders are entitled to be indemnified and held harmless hereunder, will permit Medical to conduct at its expense the defense against any such claim or action and will cooperate with Medical in such defense in such manner as Medical may reasonably request.

     (d)   LIMITATION OF LIABILITY.  Notwithstanding anything set forth in this
Section 4.09, the Stockholders will not be eligible to obtain any indemnification of Medical under this Agreement unless and until the aggregate amount of all losses, expenses, damages, deficiencies, liabilities and other obligations arising hereunder exceeds $50,000 in the aggregate, and then only for the amount of such excess.

     4.10 COMMITMENTS. Except as set forth in EXHIBIT "E," Medical has no contractual obligation to pay to any entity or individual an amount totaling $50,000 or more, and Medical has in all material respects performed all material contracts, agreements and commitments to which it is a party, and there is not under any such contract, agreement or commitment any existing default or event of default or event which with notice or lapse of time or both would constitute a default.

     4.11 SECURITIES AND EXCHANGE COMMISSION COMPLIANCE. Medical has filed all forms, reports and documents required to be filed with the Securities and Exchange Commission (the "SEC") as of the Closing Date.

     4.12 ENVIRONMENTAL MATTERS. Medical has duly complied with, and its business operations, assets, equipment leaseholds and other facilities are in compliance with, the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder, governing (a) air emissions; (b) discharges to surface water or ground water; (c) solid or liquid waste disposal; (d) the use, storage, generation, handling, transport, discharge, release or disposal of toxic or hazardous substances or wastes; or (e) other environmental, health or safety matters. There is no proceeding pending or threatened against Medical relating to the environment, nor is there a basis for the assertion against Medical of any proceeding. Medical has not received notice of, and does not know of, any past, present or future events, conditions, facts, circumstances, activities, practices, incidents, actions or plans that may interfere with or prevent compliance or continued compliance or that might constitute a violation of any federal, state or local environmental, health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder, which relate to the use, ownership or occupancy of the property or the operation of the business of Medical.

     4.13 SURVIVAL OF REPRESENTATIONS, ETC. The representations, warranties and agreements contained in this Article IV (except as to Section 4.08) or in any certificate or other instrument in writing delivered pursuant to this Agreement or in connection herewith, shall be considered material and to have been relied upon by Sharps and the Stockholders in performing their respective obligations hereunder, irrespective of any investigation heretofore or hereafter made, and shall survive the Closing Date in any case until the first anniversary of the Closing Date and shall survive thereafter in cases of fraud, but with respect to Section 4.08 shall survive as therein stated. No examination or investigation by or on behalf of Sharps or the Stockholders shall have the effect of estopping Sharps or the Stockholders from asserting breach or failure of any such representation or warranty while the same survives, or constitute or operate as a waiver by Sharps or the Stockholders of any such representation or warranty, in whole or in part. Medical agrees to indemnify Sharps and the Stockholders and will hold them harmless from and against all damages, losses and out-of-pocket expenses arising out of any such breach or failure.

                                     ARTICLE V

                             INVESTMENT REPRESENTATIONS

     5.01 BY THE STOCKHOLDERS. (a) The Stockholders represent that the Sharps Stock has not and will not be registered by Sharps or the Stockholders pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or any state securities law and that the Stockholders are relying in good faith upon the appropriate sections of the Securities Act (and similar provisions of applicable state securities law) applied in the context of, among other things, the representations and warranties of Medical contained in Section 5.02(b) of this Agreement to except the transfer of the Sharps Stock to Medical hereunder from the registration and prospectus requirements of Section 5 of the Securities Act (and similar provisions of applicable state securities law).

     (b) As a material inducement to Medical to enter into this Agreement with the Stockholders and for Medical to transfer the Medical Stock to the Stockholders, the Stockholders represent and warrant that they will acquire the Medical Stock for their sole and exclusive account for investment and not with a view to, or in connection with, any offering or distribution; will not acquire the Medical Stock (i) for the benefit of any other person, firm or corporation;
(ii) with a view to holding any portion thereof for the benefit of any other person, firm or corporation; or (iii) in any manner divide the Medical Stock between any other person, firm or corporation; and do not have in mind acquiring the Medical Stock for sale or other disposition after the expiration of any specific period of time; and the Stockholders are not aware of any circumstance, event or occurrence upon the happening of which they intend or would then intend to sell or otherwise dispose of the Medical Stock. On or before the Closing Date, each of the Founding Stockholders shall have entered into an investment letter with Medical in the form attached hereto as EXHIBIT "F" and each of the remaining Stockholders shall have entered into an investment letter with Medical in the form attached hereto as EXHIBIT "G."

     5.02 BY MEDICAL. (a) Medical represents that the Medical Stock is "restricted stock" that has not and will not be registered by Medical pursuant to the Securities Act or any state securities law and that Medical is relying in good faith upon the appropriate sections of the Securities Act (and similar provisions of applicable state securities law) applied in the context of, among other things, the representations and warranties of the Stockholders contained in Section 5.01(b) of this Agreement to except the transfer of the Medical Stock to the Stockholders hereunder from the registration and prospectus requirements of Section 5 of the Securities Act (and similar provisions of applicable state securities law).

     (b) As a material inducement to the Stockholders to enter into this Agreement with Medical and for the Stockholders to transfer the Sharps Stock to Medical, Medical represents and warrants that it will acquire the Sharps Stock for its sole and exclusive account for investment and not with a view to, or in connection with, any offering or distribution; will not acquire the Sharps Stock
(i) for the benefit of any other person, firm or corporation; (ii) with a view to holding any portion thereof for the benefit of any other person, firm or corporation; or (iii) in any manner divide the Sharps Stock between itself or any other person, firm or corporation; and does not have in mind acquiring the Sharps Stock for sale or other disposition after the expiration of any specific period of time; and Medical is not aware of any circumstance, event or occurrence upon the happening of which Medical intends or would then intend to sell or otherwise dispose of the Sharps Stock.

                                     ARTICLE VI

                        CONDITIONS OF OBLIGATIONS OF MEDICAL

     The obligation of Medical to acquire the Sharps Stock is subject to the accuracy as of the date hereof and as of the Closing Date, as if made on the Closing Date, of the representations and warranties of Sharps and the Stockholders herein set forth, to the fulfillment by Sharps and the Stockholders of the covenants and agreements on their parts to be fulfilled prior to or concurrent with the Closing and to all of the following further conditions:

     (a) CERTIFICATE AS TO REPRESENTATIONS AND WARRANTIES. There shall be delivered to Medical a certificate, dated the Closing Date, signed by the President and Secretary of Sharps and by Dr. Burt Kunik, as representative of the Stockholders, certifying that the representations contained in this Agreement are true on the Closing Date with the same force and effect as though made at and as of the Closing Date, and to the effect that all obligations of Sharps and the Stockholders hereunder to be performed prior to the Closing Date have been performed.

     (b) CONSENTS. Sharps and the Stockholders shall have obtained and delivered to Medical the written consent of the other parties thereto to the assignment to Medical of all right, title and interest of Sharps in and to all of the contracts of Sharps, if such is necessary.

                                    ARTICLE VII

                   CONDITIONS TO OBLIGATIONS OF THE STOCKHOLDERS

     The obligation of the Stockholders hereunder to transfer the Sharps Stock is subject to the accuracy as of the date hereof and as of the Closing Date, as if made on the Closing Date, of the representations and warranties of Medical herein set forth, to the fulfillment by Medical of the covenants and agreements on its part to be fulfilled prior to or concurrent with the Closing, and to the delivery to the Stockholders of a certificate, dated the Closing Date, signed by the President and the Secretary of Medical, certifying that the representations contained in this Agreement are true on the Closing Date with the same force and effect as through made at and as of the Closing Date.

                                    ARTICLE VIII

                             OTHER COVENANTS OF MEDICAL

     8.01 MEDICAL COMMON STOCK. In the event Medical does not effect a one-for-five or greater reverse stock split of the Medical Common Stock on or before August 31, 1998, then in that event, Medical shall provide for a special meeting of its stockholders to vote on a proposal to amend its Certificate of Incorporation to increase the authorized but unissued capital stock to no fewer than Fifty Million (50,000,000) shares of Medical Common Stock outstanding in the aggregate on a pre-split basis.

     8.02 CURRENT PUBLIC INFORMATION. At all times after the Closing, Medical shall file all reports required to be filed by it under the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations adopted by the SEC thereunder to the extent required to enable the Stockholders to sell Medical Common Stock pursuant to Rule 144 adopted by the SEC under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the SEC. Upon request, Medical shall deliver to the Stockholders a written statement as to whether it has complied with such requirements.

                                     ARTICLE IX

                   OTHER COVENANTS OF THE STOCKHOLDERS AND SHARPS

     The Stockholders and Sharps also covenant and agree that:

     9.01 INVESTIGATION. They will give Medical and its employees, counsel, accountants, bankers, consultants or other agents full access during normal business hours throughout the period prior to the Closing, to all the books, contracts, commitments and records of Sharps, and they will furnish Medical during such period with all such information concerning the affairs of Sharps as Medical may reasonably request.

     9.02 PRESERVATION OF BUSINESS. Except as otherwise required by Medical, pending the Closing, Sharps will use reasonable efforts to preserve Sharps intact, to keep available the services of the present officers and employees of Sharps actively engaged in the operations of Sharps and to preserve for Medical the business of Sharps, its suppliers, customers and others having business relations with Sharps. Sharps will not change the rate of compensation of any of its officers or key employees between the date of this Agreement and the Closing.

     9.03 CONDUCT OF BUSINESS PENDING CLOSING. Pending the Closing, the business affairs of Sharps will be conducted only in the usual and customary manner, and Sharps will refrain from entering into any transaction or from making any commitment not in the ordinary course of business except as may otherwise be expressly provided for to the contrary in this Agreement and will use reasonable efforts to maintain the volume of the business of Sharps. Sharps will not pay or declare any dividend or other distribution to its Stockholders, purchase or acquire any of its capital stock or issue, sell or agree to issue or sell any shares of its capital stock or other securities.

     9.04 INSURANCE. Sharps will maintain in full force and effect those insurance policies presently in force or binders replacing any such policies which will have expired prior to the Closing Date.

     9.05 WAIVER OF NOTICE. Each and every Stockholder, by his, her or its signature below, acknowledges their written consent to waiver of conducting a special meeting of Stockholders of Sharps to consider the transactions contemplated by this Agreement, as specified under Section 5.03(d) of the General Corporation Law of the State of Texas.

                                     ARTICLE X

                             EXPENSES, BROKERAGE, ETC.

     10.01 EXPENSES. Each of the parties shall pay their own expenses and costs incident to the preparation of this Agreement and to the consummation of the transactions provided for by this Agreement, including any and all legal and accounting fees.

     10.02 BROKERAGE. The Stockholders agree to indemnify Medical against any claims of third parties for brokerage commissions or finders' fees in connection with the transactions contemplated hereby insofar as such claims are alleged to be based on arrangements or agreements made by the Stockholders, and Medical agrees to indemnify the Stockholders against any such claims insofar as they are alleged to be based on arrangements or agreements made by Medical.

                                     ARTICLE XI

                                   MISCELLANEOUS

     11.01 NOTICES. All notices and other communications given or made hereunder shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):


     (a)   If to Medical:    U.S. Medical Systems, Inc.
                             7600 Burnet Road, Suite 350
                             Austin, Texas 78757
                             Telecopier No.: (512) 458-3343
                             Telephone No.:  (512) 458-3335
                             Attention:      C. Lee Cooke, Jr.
                                             Chairman, CEO and President

           With a copy to:   W. Audie Long, Esq.
                             7411 John Smith Drive, Suite 200
                             San Antonio, Texas 78229
                             Telecopier No.: 210-949-7024
                             Telephone No.:  210-949-7022

     (b)   If to Sharps:     Sharps Compliance, Inc.
                             8928 Kirby
                             Houston, Texas 77054
                             Telecopier No.: 713-772-9662
                             Telephone No.:  713-772-9660
                             Attention:      Dr. Burt Kunik
                                             President

           With a copy to:   DiCecco, Fant & Burman, L.L.P.
                             1900 West Loop South, Suite 1100
                             Houston, Texas 77027
                             Telecopier No.: (713) 961-3938
                             Telephone No.:  (713) 961-3366
                             Attention:      Darryl M. Burman, Esq.

     (c)   If to the Stockholders:   Dr. Burt Kunik
                                     8928 Kirby
                                     Houston, Texas 77054
                                     Telecopier No.: 713-772-9662
                                     Telephone No.:  713-772-9660

     11.02 CONTROLLING LAW. This Agreement shall be governed by and shall be construed and enforced in accordance with the laws of the State of Delaware.

     11.03 PERFORMANCE.  Time is of the essence in this Agreement.

     11.04 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

     11.05 ENTIRE AGREEMENT. This instrument contains the entire agreement between the parties hereto with respect to the transactions contemplated herein. No modification, alternation or amendment to this Agreement or any waiver of any provision hereof shall be valid or effective unless in writing and executed by all parties hereto.


     EXECUTED as of the day and year hereinabove first written.

SHARPS COMPLIANCE, INC.                U.S. MEDICAL SYSTEMS, INC.



By: /s/ Burt Kunik                     By: /s/ Lee Cooke
   ---------------------------            ------------------------------------
Name: Burt Kunik                          Name: Lee Cooke
     -------------------------                 -------------------------------
Title: President                       Title: Chairman/President/CEO
      ------------------------               ---------------------------------

                                   STOCKHOLDERS:

/s/ Burt Kunik                         /s/ John W. Dalton
   ---------------------------         ---------------------------------------
   Dr. Burt Kunik                          John W. Dalton

/s/ Parris H. Holmes, Jr.              /s/ David Carl Angel
------------------------------         ------------------------------------
Parris H. Holmes, Jr.                  David Carl Angel


/s/ Jerry A. Argovitz                  /s/ Allen J. Becker
------------------------------         ------------------------------------
Dr. Jerry A. Argovitz                  Allen J. Becker


/s/ Gary Becker                        /s/ Susan Becker
------------------------------         ------------------------------------
Gary Becker                            Susan Becker


/s/ William D. Blake                   /s/ Michael R. Boilini
------------------------------         ------------------------------------
William D. Blake                       Michael R. Boilini


/s/ Shelton W. Boyce III               /s/ Suzanne C. Cade
------------------------------         ------------------------------------
Shelton W. Boyce III                   Suzanne C. Cade


/s/ William S. Cannon                  /s/ Carlton L. Cooke, Jr.
------------------------------         ------------------------------------
William S. Cannon                      Carlton L. Cooke, Jr.


/s/ William L. Crothers, Jr.           /s/ George W. Dorrance, Jr.
------------------------------         ------------------------------------
William L. Crothers, Jr.               George W. Dorrance, Jr.


/s/ Sean Elliott                       /s/ Robert Wickliffe Fenet
------------------------------         ------------------------------------
Sean Elliott                           Robert Wickliffe Fenet


/s/ W. Stanley Foster                  /s/ Bruce Furr
------------------------------         ------------------------------------
W. Stanley Foster                      Bruce Furr


/s/ Ramsay H. Gillman                  /s/ Clark A. Gunderson
------------------------------         ------------------------------------
Ramsay H. Gillman                      Clark A. Gunderson, M.D.


/s/ Michael A. Harrelson               /s/ W. James Harrison
------------------------------         ------------------------------------
Michael A. Harrelson                   W. James Harrison

/s/ Tommy E. Ingram                    /s/ Larry M. James
------------------------------         ------------------------------------
Tommy E. Ingram                        Larry M. James


/s/ Cynthia A. Jergins                 /s/ Robert G. Jones
------------------------------         ------------------------------------
Cynthia A. Jergins                     Robert G. Jones


/s/ Richard Henry Lee                  /s/ Barry M. Lewis
------------------------------         ------------------------------------
Richard Henry Lee                      Barry M. Lewis


/s/ Thomas G. Loeffler                 /s/ Nancy B. Loeffler
------------------------------         ------------------------------------
Thomas G. Loeffler                     Nancy B. Loeffler


/s/ W. Audie Long                      /s/ Ronald H. McMillan
------------------------------         ------------------------------------
W. Audie Long                          Ronald H. McMillan


/s/ David M. Mitchell                  /s/ B. Jack Pogue
------------------------------         ------------------------------------
David M. Mitchell                      B. Jack Pogue


/s/ A. Mack Pogue                      /s/ Alan W. Saltzman
------------------------------         ------------------------------------
A. Mack Pogue                          Alan W. Saltzman


/s/ Richard R. Scott                   /s/ Rose M. Scott
------------------------------         ------------------------------------
Richard R. Scott                       Rose M. Scott


/s/ George M. Shanks, Jr.              /s/ Peter S. Wardenburg
------------------------------         ------------------------------------
George M. Shanks, Jr.                  Peter S. Wardenburg


/s/ Jarrell H. Wilke                   /s/ Bruce Willis
------------------------------         ------------------------------------
Jarrell H. Wilke                       Bruce Willis

C.A. CENTURY PARTNERSHIP               INTERNATIONAL EUROPEAN REALTY
                                       LIMITED


By: /s/ Charles E. Amato               By: /s/ Hermann Josef-Hermanns
------------------------------            ------------------------------------
Name: Charles E. Amato                 Name: Hermann Josef-Hermanns
     -------------------------              ----------------------------------
Title:                                 Title: Chairman
      ------------------------               ---------------------------------

SILVERBOND INVESTMENTS LIMITED



By: /s/ Arthur James Carran
   ---------------------------
Name: Arthur James Carran
     -------------------------
Title: Director
      ------------------------